Unknown;

HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9101106 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 4,867

Total Outstanding Loan Balance ($): 1,053,924,621

Total Expected Collateral Balance - Deal ($): 1,100,000,100

Total Expected Collateral Balance - Selection ($): 1,058,703,645

Average Loan Current Balance ($): 216,545

Weighted Average Original LTV (%) *: 78.9

Weighted Average Coupon (%): 8.14

Arm Weighted Average Coupon (%): 8.15

Fixed Weighted Average Coupon (%): 8.08

Weighted Average Margin (%): 5.92

Weighted Average FICO (Non-Zero): 631 Weighted Average Age (Months): 2

First Liens: 100.0

Second Liens: 0.0

% Arms: 83.6 % Fixed: 16.4

% Interest Only: 15.9

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51 - 6.00	20	5,298,655	0.5	5.87	77.3	693
6.01 - 6.50	108	30,513,960	2.9	6.37	75.2	678
6.51 - 7.00	477	124,908,472	11.9	6.85	75.6	670
7.01 - 7.50	708	169,456,366	16.1	7.33	77.2	660
7.51 - 8.00	988	230,341,718	21.9	7.81	78.3	641
8.01 - 8.50	721	155,434,074	14.7	8.30	79.5	626
8.51 - 9.00	741	152,642,622	14.5	8.80	80.4	607
9.01 - 9.50	423	74,432,064	7.1	9.31	82.1	591
9.51 - 10.00	364	65,262,323	6.2	9.79	82.4	581
10.01 - 10.50	164	23,092,861	2.2	10.27	82.0	569
10.51 - 11.00	95	13,545,498	1.3	10.77	80.7	564
11.01 - 11.50	33	5,487,872	0.5	11.27	80.5	559
11.51 - 12.00	15	1,967,812	0.2	11.82	79.2	575
12.01 >=	10	1,540,324	0.1	12.28	74.5	531
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631
Max: 12.49 Min: 5.63 Wgt Avg: 8.14

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
451 - 475	2	209,130	0.0	6.60	80.0	453
476 - 500	5	772,030	0.1	9.22	76.3	497
501 - 525	259	43,256,318	4.1	9.38	72.2	513
526 - 550	372	68,539,467	6.5	9.14	74.4	539
551 - 575	462	89,853,571	8.5	8.88	77.2	563
576 - 600	652	121,330,614	11.5	8.54	80.1	589
601 - 625	808	166,092,508	15.8	8.11	80.4	613
626 - 650	765	173,087,205	16.4	7.91	79.7	639
651 - 675	624	149,171,927	14.2	7.75	79.6	662
676 - 700	420	107,293,604	10.2	7.67	79.6	687
701 - 725	244	63,950,552	6.1	7.54	79.1	711
726 - 750	123	34,319,797	3.3	7.37	77.9	736
751 - 775	82	21,940,254	2.1	7.54	79.2	761
776 - 800	45	12,673,386	1.2	7.30	79.1	786
801 - 825	4	1,434,256	0.1	7.47	80.2	806
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631
Max: 809 Min: 451 Wgt Avg: 631

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50,000	59	2,720,867	0.3	9.18	64.9	604
50,001 - 100,000	807	62,318,994	5.9	8.81	78.0	607
100,001 - 150,000	949	118,913,740	11.3	8.39	76.7	612
150,001 - 200,000	947	166,034,224	15.8	8.22	78.4	621
200,001 - 250,000	642	143,464,174	13.6	8.14	78.3	625
250,001 - 300,000	450	122,921,826	11.7	8.04	78.8	630
300,001 - 350,000	273	88,705,607	8.4	7.97	79.3	639
350,001 - 400,000	223	83,449,154	7.9	8.08	79.7	634
400,001 - 450,000	158	67,274,641	6.4	7.74	79.5	650
450,001 - 500,000	146	69,721,293	6.6	7.73	79.9	651
500,001 - 550,000	74	38,865,461	3.7	8.01	81.9	662
550,001 - 600,000	54	31,021,222	2.9	7.98	79.4	650
600,001 - 650,000	39	24,226,507	2.3	7.94	80.8	659
650,001 - 700,000	22	14,980,413	1.4	8.63	82.9	647
700,001 - 750,000	11	8,050,577	0.8	8.44	78.9	634
750,001 - 800,000	5	3,874,827	0.4	8.51	85.7	625
800,001 - 850,000	4	3,266,509	0.3	7.97	86.2	630
900,001 - 950,000	2	1,880,586	0.2	7.72	67.0	702
1,000,001 >=	2	2,234,000	0.2	8.16	78.3	652
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631
Max: 1,149,999.99 Min: 32,451.07 Avg: 216,545.02

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	162	22,843,017	2.2	7.97	41.8	602
50.1 - 55.0	66	12,057,551	1.1	8.12	52.7	605
55.1 - 60.0	120	22,214,591	2.1	8.01	58.0	597
60.1 - 65.0	169	34,905,250	3.3	7.99	63.3	591
65.1 - 70.0	258	52,284,983	5.0	8.24	68.9	595
70.1 - 75.0	687	140,971,879	13.4	7.82	74.5	628
75.1 - 80.0	2,098	483,950,119	45.9	7.91	79.8	652
80.1 - 85.0	501	111,463,134	10.6	8.63	84.5	601
85.1 - 90.0	561	131,379,658	12.5	8.64	89.7	616
90.1 - 95.0	92	22,076,169	2.1	8.75	94.6	640
95.1 - 100.0	153	19,778,270	1.9	9.30	99.9	639
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631
Max: 100.0 Min: 10.7 Wgt Avg: 78.9

		Total	%		WA
Prepay Penalty in Years	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.00	1,156	247,031,678	23.4	8.63	79.1	621
0.50	23	3,410,543	0.3	8.57	84.1	639
1.00	265	75,717,005	7.2	8.18	77.3	648
2.00	1,760	394,211,224	37.4	8.10	79.4	626
3.00	1,587	321,760,908	30.5	7.79	78.5	641
5.00	76	11,793,263	1.1	8.22	74.1	618
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631

		Total			WA
Documentation Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Full	2,963	570,751,605	54.2	7.99	78.9	616
Reduced	621	161,211,835	15.3	8.20	80.1	660
Stated Income / Stated Assets	1,276	319,413,267	30.3	8.36	78.2	643
No Income l No Assets	7	2,547,914	0.2	8.12	83.7	711
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Primary	4,563	996,993,510	94.6	8.09	78.8	630
Second Home	32	6,774,994	0.6	8.54	82.4	644
Investor	272	50,156,117	4.8	8.94	79.9	645
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	936	322,509,850	30.6	7.68	77.8	649
Florida	711	138,571,985	13.1	8.27	78.1	620
Illinois	271	56,207,379	5.3	8.74	81.5	618
Arizona	248	53,708,649	5.1	8.15	79.2	635
New York	166	50,983,009	4.8	8.21	76.0	633
Washington	200	44,950,218	4.3	7.88	78.8	633
Maryland	131	31,251,910	3.0	8.55	77.1	603
Nevada	132	30,399,998	2.9	7.90	78.2	639
Virginia	142	29,800,242	2.8	8.25	78.7	618
Oregon	143	27,951,782	2.7	7.87	79.0	634
Georgia	148	22,703,587	2.2	8.75	80.9	612
New Jersey	86	22,182,339	2.1	8.53	76.3	626
Colorado	113	19,965,999	1.9	7.86	81.1	638
Ohio	178	19,269,252	1.8	8.39	84.3	622
Texas	125	13,864,516	1.3	8.86	79.3	624
Other	1,137	169,603,907	16.1	8.54	80.9	617
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631

		Total			WA
Purpose	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Purchase	2,153	471,574,896	44.7	7.95	80.7	660
Refmance - Rate Term	299	58,818,177	5.6	8.27	79.1	611
Refmance - Cashout	2,415	523,531,548	49.7	8.29	77.2	608
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631

		Total	%		WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Arm 2/28	1,906	413,018,826	39.2	8.28	79.5	628
Arm 2/28 - Balloon 40/30	948	249,479,417	23.7	8.17	80.0	625
Arm 2/28 - Balloon 45130	164	40,491,528	3.8	7.71	79.4	652
Arm 2/28 - Dual 40/30	21	6,751,977	0.6	8.76	78.4	589
Arm 3/27	252	50,153,007	4.8	8.13	79.8	645
Arm 3/27 - Balloon 40/30	133	32,114,591	3.0	8.18	79.2	636
Arm 3/27 - Balloon 45130	323	71,794,551	6.8	7.61	77.6	659
Arm 5/25	45	10,092,413	1.0	7.66	75.5	665
Arm 5/25 - Balloon 40/30	27	6,191,532	0.6	7.86	77.4	648
Arm 5/25 - Balloon 45130	6	1,498,972	0.1	7.16	78.1	673
Fixed Balloon 30/15	3	364,722	0.0	7.97	76.3	605
Fixed Balloon 40/30	104	25,993,538	2.5	8.02	74.3	625
Fixed Balloon 45/30	179	28,561,902	2.7	8.27	79.8	618
Fixed Balloon 50/30	16	4,977,753	0.5	7.36	72.3	626
Fixed Rate	740	112,439,892	10.7	8.08	75.6	625
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631

		Total	%		WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	3,780	778,432,847	73.9	8.12	78.8	628
PUD	558	141,722,265	13.4	8.12	80.2	634
2 Family	209	58,331,982	5.5	8.16	77.6	640
Condo	236	47,302,347	4.5	8.14	79.1	644
3-4 Family	84	28,135,180	2.7	8.57	76.9	659
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631

		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 - 4.00	75	19,481,632	2.2	7.35	77.8	686
4.01 - 4.50	66	19,472,976	2.2	7.22	77.8	677
4.51 - 5.00	156	41,806,646	4.7	7.61	78.2	660
5.01 - 5.50	868	216,086,377	24.5	8.06	79.7	633
5.51 - 6.00	1,011	247,263,847	28.0	7.99	78.8	628
6.01 - 6.50	886	186,780,738	21.2	8.31	80.2	630
6.51 - 7.00	351	76,471,137	8.7	8.35	79.1	632
7.01 - 7.50	163	31,951,219	3.6	8.68	78.6	618
7.51 - 8.00	155	27,488,014	3.1	9.15	80.4	600
8.01 - 8.50	59	10,224,500	1.2	9.59	82.5	599
8.51 - 9.00	21	2,623,977	0.3	10.09	89.9	617
9.01 >=	14	1,935,750	0.2	10.31	93.6	603
Total:	3,825	881,586,813	100.0	8.15	79.4	632
Max: 12.50
Min: 2.25
Wgt Avg: 5.92

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
7 - 9	2	404,017	0.0	7.64	85.0	559
10 - 12	12	2,560,212	0.3	6.66	81.3	622
13 - 15	7	888,583	0.1	7.64	75.0	574
16 - 18	32	7,315,677	0.8	7.93	81.4	624
19 - 21	1,167	268,608,480	30.5	8.04	79.3	634
22 - 24	1,824	431,014,855	48.9	8.33	79.8	625
25 - 27	1	327,917	0.0	6.05	80.0	662
28 - 30	5	1,426,859	0.2	8.32	82.9	613
31 - 33	272	61,104,526	6.9	7.80	78.2	654
34 - 36	425	90,152,770	10.2	7.98	78.9	647
37>=	78	17,782,917	2.0	7.69	76.4	660
Total:	3,825	881,586,813	100.0	8.15	79.4	632
Max: 59 Min: 8 Wgt Avg: 24

		Total	%		WA
Maximum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
9.51 - 11.50	18	5,560,397	0.6	6.29	80.3	660
11.51 - 12.00	57	15,017,199	1.7	6.62	74.8	650
12.01 - 12.50	119	32,807,446	3.7	6.84	76.6	659
12.51 - 13.00	416	109,068,774	12.4	7.17	77.8	657
13.01 - 13.50	565	137,304,157	15.6	7.50	78.1	657
13.51 - 14.00	660	165,954,622	18.8	7.99	79.1	640
14.01 - 14.50	503	113,622,117	12.9	8.30	79.8	627
14.51 - 15.00	563	126,456,410	14.3	8.56	80.7	623
15.01 - 15.50	346	70,881,735	8.0	8.94	81.6	610
15.51 - 16.00	281	56,006,701	6.4	9.39	81.4	594
16.01 - 16.50	129	22,691,040	2.6	9.95	81.7	582
16.51 - 17.00	98	16,625,999	1.9	10.07	81.3	571
17.01 - 17.50	38	5,255,520	0.6	10.86	80.8	553
17.51 - 18.00	22	3,114,543	0.4	11.06	76.4	533
18.01 >=	10	1,220,152	0.1	11.92	76.5	527
Total:	3,825	881,586,813	100.0	8.15	79.4	632
Max: 18.99
Min: 10.63
Wgt Avg: 14.12

		Total	%		WA
Minimum Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<=4.50	15	3,734,495	0.4	7.77	80.0	699
4.51 - 5.00	3	481,726	0.1	7.57	80.0	670
5.01 - 5.50	9	2,900,399	0.3	7.36	68.5	662
5.51 - 6.00	41	10,739,308	1.2	6.90	76.8	654
6.01 - 6.50	90	25,471,848	2.9	6.52	77.3	673
6.51 - 7.00	387	101,997,951	11.6	6.97	77.0	670
7.01 - 7.50	570	140,485,602	15.9	7.34	77.8	661
7.51 - 8.00	756	187,467,359	21.3	7.81	79.1	644
8.01 - 8.50	568	130,308,113	14.8	8.30	79.8	629
8.51 - 9.00	559	126,304,489	14.3	8.80	80.5	606
9.01 - 9.50	310	60,684,526	6.9	9.30	82.6	592
9.51 - 10.00	282	54,888,466	6.2	9.79	82.9	582
10.01 - 10.50	126	18,598,789	2.1	10.29	81.6	565
10.51 - 11.00	62	10,178,694	1.2	10.78	80.4	562
11.01 - 11.50	26	4,364,841	0.5	11.27	81.4	565
11.51 >=	21	2,980,207	0.3	12.06	75.9	534
Total:	3,825	881,586,813	100.0	8.15	79.4	632
Max: 12.49
Min: 2.25
Wgt Avg: 8.08

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	3	463,643	0.1	9.17	77.9	578
1.50	414	93,530,990	10.6	8.40	78.2	631
2.00	927	219,341,907	24.9	8.49	79.1	607
3.00	2,438	558,946,866	63.4	7.97	79.8	642
5.00	27	5,374,208	0.6	8.09	74.9	651
6.00	16	3,929,200	0.4	7.72	80.0	694
Total:	3,825	881,586,813	100.0	8.15	79.4	632
Wgt Avg: 2.62

		Total	%		WA
Subsequent Periodic Cap (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
1.00	3,366	777,136,044	88.2	8.12	79.6	632
1.50	436	98,789,823	11.2	8.34	78.2	630
2.00	23	5,660,946	0.6	7.95	78.0	669
Total:	3,825	881,586,813	100.0	8.15	79.4	632
Wgt Avg: 1.06

		Total	%		WA
Interest Only Period (Months)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0	4,315	886,641,399	84.1	8.25	78.7	623
24	3	853,500	0.1	7.74	75.2	610
60	542	164,649,881	15.6	7.53	79.5	671
120	7	1,779,841	0.2	7.09	80.0	697
Total:	4,867	1,053,924,621	100.0	8.14	78.9	631